EXHIBIT 99.1

NET 1 U.E.P.S. TECHNOLOGIES INC.

Suite #325 – 744 W. Hastings Street
Vancouver, B.C. Canada V6C 1A5
Tel: 1-888-796-2233 OR (604) 669-4561 Fax: (604) 669-4569
Symbol: NUEP

FOR IMMEDIATE RELEASE:

June 7, 2004 – Net 1 U.E.P.S. Technologies Inc. ("NUEP"), is pleased to announce the completion of the acquisition of 100% of Net 1 Applied Technology Holdings Limited ("Aplitec"). The financing for this acquisition was facilitated through the purchase of 105,661,428 shares of common stock by affiliates of the Brait Group, Southern Cross Capital Limited and FF&P Asset Management for a total cash contribution of $52.8 million and the issue 192,967,138 shares of special convertible preferred stock to Aplitec's shareholders as detailed in the Company's recent S-4 filings and Prospectus distributed to shareholders on May 14, 2004.

In addition, Serge Belamant, Chairman of the Board replaces Claude Guerard as Chief Executive Officer; Herman Kotze is appointed Chief Financial Officer and a Director and Anthony Ball and Chad Smart of Brait join the Board of Directors. "I want to thank Claude for his valuable contributions he has made toward the completion of the funding and acquisition and welcome Herman, Anthony and Chad to the Board", said Serge Belamant, Chairman and CEO of NUEP.

This acquisition ensures that NUEP has now, the capital, the worldwide rights and the manpower to implement its business plan and to strive to become the payment standard of the developing world. NUEP is engaged in the sales, maintenance and development of UEPS smart-card based systems and products with revenues of approximately US$100 million and approximately 2,400 employees.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties that may or may not occur. Among the contingencies and uncertainties that may affect NUEP are uncertainty of product and technology development, difficulties in developing market acceptance for products, rapid technological changes and obsolescence, competition, inability to attract and retain key personnel and significant capital requirements in order to fully develop products. Forward-looking statements are not guarantees of future performance and are based on numerous assumptions about future conditions that could prove to be inaccurate. Actual events, transactions and results may differ materially from anticipated events, transactions or results described in such statements. Material uncertainties about the future of NUEP exist.

For further information, please contact NUEP at 1-888-796-2233.
For further information about NUEP, please refer to http://www.net1ueps.com.